GLOBAL GOLD REGISTERS SIGNIFICANT DISCOVERY IN ARMENIA AT TOUKHMANUK

Greenwich, CT—October 17, 2008 – Global Gold Corporation (OTCBB-GBGD), is pleased to announce that its exploration, test mining, and processing work has uncovered a significant gold and silver discovery in the Central Area of its Toukhmanuk property in the north central mineral belt of Armenia. Results of recent test mining, diamond drilling of over 20,000 meters, surface sampling of the No. 1 and 15 mineralized areas indicate that there are at least eighteen mineralized zones within a 150 m to 200 m wide east-northeast trending alteration zone in the Central Area of the property.

These mineralized zones are 5 m to 25 m wide, extend more than 300 m along strike, and extend to more than 150 m at depth. Assay results of surface sampling show values ranging from 1 g/t Au to 280 g/t Au, and from 8 g/t to 520 g/t Ag. Gold mineralization is associated with sulphide minerals, in places as distinct veins within the wider alteration zone. To date, Global Gold has tested only approximately 20% of the mineralized trend in the Central Area, which is interpreted to extend to more than 1.5 km along strike. There are other similar target areas which have not yet been tested on the property. The entire Toukhmanuk license area is now 51.5 square kilometers and the Central Area is 2.2 square kilometers.

Historical GKZ (State Committee on Reserves) records in the C1, C2 and P1,categories indicate 12.1 Million tonnes of mineralization, averaging 6.74 g/t gold and 30.79 g/t silver, including 2.6 million oz/gold and 11.9 million oz./silver, based on vein widths between 1 and 1.5 meters in veins 1 and 15. The new discovery shows much wider veins and areas of mineralization, in areas, at time coincident with the vein 1 and 15 GKZ records but often divergent with those veins. Thus, new resource estimates and mine planning are currently underway. 60,000 tonnes of ore at an average grade of 3.6 g/t has been mined and stockpiled near the plant for processing through the winter; recoveries for both gravitation and flotation concentrate being produced average over 80%.

Global Gold Corporation • 45 East Putnam Avenue • Greenwich, CT 06830
Phone: 203.422.2300 • Fax: 203.422.2330

Global Gold Chairman and CEO Van Krikorian stated “We are positively delighted with this new discovery for ourselves and for Armenia. We acquired this property in 2005, and had a long learning curve, requiring us to explore new areas, think outside convention, and experiment with our own lab and processing technologies to get to this point.”

Armenian Minister of Energy and Natural Resources Armen Movsissyan also received the news of the discovery positively noting “Armenia has a rich potential for precious metal mining, and I am happy to congratulate Global Gold on this discovery and its plans to continue development. Foreign investors should know that this government is here to help, and we are glad that our own experts have played a role in assisting the company here.

Global Gold commissioned its upgraded gravitation and flotation gold processing plant in Toukhmanuk, Armenia on December 20, 2007, and is now constructing an additional flotation and enrichment circuit to increase concentrate grades. A new tailings dam was also constructed in 2007. Current plant capacity is 100,000 tonnes per year. Current throughput is approximately 6,000 tonnes per month.

In addition, the Company received international, ISO, certification for its laboratory at the Toukhmanuk site, and has been providing laboratory services to other companies. More recently, the Armenian Ministry of Economy also accredited Global Gold’s laboratory as one of those authorized to provide results for the Armenian government.

Global Gold Corporation, an international gold mining, development and exploration company with properties in Armenia, Chile and Canada, is committed to building shareholder value and maintaining social and environmental responsibilities. Minera Global Chile Limitada is a subsidiary through which Global Gold does all of its business in Chile. Global Gold Mining LLC operates in Armenia as a subsidiary of Global Gold Corporation.

More information can be found at www.globalgoldcorp.com.

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Gosudarstvenny Komitet Zapasam (GKZ) resource estimates or former Soviet country state committee on reserves are presented for historical reporting and to provide a basis for assessing Global Gold’s choices for its business activities and not to be understood as indicating the existence of Mineral Reserves or Mineral Resources.

Contact Information: Andrew Barwicki, Investor Relations 203-422-2300

Global Gold Corporation • 45 East Putnam Avenue • Greenwich, CT 06830
Phone: 203.422.2300 • Fax: 203.422.2330